FOR IMMEDIATE RELEASE

For:

GeoResources, Inc.

Contact:

Cathy Kruse

P. O. Box 1505

Telephone:

(701) 572-2020

Williston, ND  58802

ir@geoi.net

GEORESOURCES PROVIDES LEONARDITE FACILITY UPDATE

Williston, ND, July 26, 2005 – GeoResources, Inc. (Nasdaq: GEOI) (the “Company”) today reported that based on examination and inspection of the fire damage sustained to its leonardite facility in Williston, North Dakota on May 17, 2005, the Company’s insurer, St. Paul Fire and Marine Insurance Company, has determined the scope of damage to be approximately $1.2 million.  This sum includes a 53% actual cash value settlement with a replacement cost option.

The Company also reports that the Board of Directors has formed a special committee to explore strategic alternatives for the Company’s leonardite assets.  The Leonardite plant and associated equipment was carried on the March 31, 2005 balance sheet of the Company at $370,498, after depreciation.

Second quarter earnings are expected to be released during the second week of August, 2005.

About GeoResources, Inc.

GeoResources, Inc., a Williston North Dakota based natural resources Company is engaged in three principal business segments – oil and gas exploration and production; oil and gas drilling; and mining and processing to make leonardite-based products.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words.  In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-KSB for the Fiscal Year Ended December 31, 2004, for meaningful cautionary language disclosure.